Exhibit 99.1

Our Company

We are a leading North American processor and distributor of metals measured in terms of sales, with operations in the United States and Canada and joint ventures in Mexico, India and China. We distribute and process various kinds of metals, including stainless and carbon steel and aluminum products. We are among the largest purchasers of metals in North America. In 2006, we purchased approximately 3.5 million tons of materials from many suppliers, including mills throughout the world. We currently operate more than 100 service centers across the United States and Canada and 12 facilities in high-growth international markets through our joint ventures. For the twelve months ended June 30, 2007, our pro forma net sales and Adjusted EBITDA were approximately $6.2 billion and $321.7 million, respectively. As of June 30, 2007, the current value of our inventory was $1,352 million, the current value of our accounts receivable was $806 million and the net book value of our property, plant and equipment was $406 million. Our real property, certain other tangible personal property (excluding inventory and receivables), trademarks and joint venture investments were appraised as of June 30, 2007 at a preliminary aggregate value in a range between $696 million and $726 million.

SUMMARY PRO FORMA CONDENSED CONSOLIDATED FINANCIAL AND OTHER DATA

The following table presents summary pro forma condensed consolidated data for Ryerson for the year ended December 31, 2006, the six months ended June 30, 2006, the six months ended June 30, 2007 as of and for the twelve months ended June 30, 2007. The pro forma condensed consolidated statements of operations data give effect to the Transactions as if such Transactions had been consummated on January 1, 2006, the first day of the most recently completed fiscal year. The pro forma condensed consolidated balance sheet data as of June 30, 2007 give effect to the Transactions as if they had occurred on June 30, 2007. The pro forma condensed consolidated financial data for the twelve months ended June 30, 2007 was derived from the historical financial data of Ryerson by taking the historical consolidated financial data for the year ended December 31, 2006, less the historical condensed consolidated financial data for the six months ended June 30, 2006, plus the historical condensed consolidated financial data for the six months ended June 30, 2007, and then applying pro forma adjustments to give effect to the Transactions. We believe that the pro forma condensed consolidated data for Ryerson provide a helpful perspective to better understand our financial position. The pro forma financial information is not necessarily indicative of either future results of operations or the results that might have occurred if the foregoing transactions had been consummated on the dates indicated above. We cannot assure you that assumptions used in the preparation of the pro forma financial data will prove to be correct.

You should read the summary financial and other data set forth below along with the sections in this offering memorandum entitled “Use of Proceeds,” “—Summary Historical Consolidated Financial and Other Data,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this offering memorandum.

	Pro Forma
	Year Ended December 31, 2006	Six Months Ended June 30,		Twelve Months Ended June 30, 2007
		2006	2007
	(in millions)
Statement of Operations Data:
Net sales	$5,908.9	$2,956.4	$3,281.0	$6,233.5
Cost of materials sold	5,038.9	2,495.1	2,781.0	5,324.8

Gross profit	870.0	461.3	500.0	908.7
Warehousing, selling, general and administrative	664.7	341.9	326.7	649.5
Restructuring and plant closure costs	4.5	0.7	3.4	7.2
Gain on sale of assets	(21.6)	(21.6)	(2.2)	(2.2)

Operating profit	222.4	140.3	172.1	254.2
Other income and expense, net	1.0	0.1	(0.8)	0.1
Interest and other expense on debt	(148.0)	(70.2)	(75.9)	(153.7)

Income before income taxes	75.4	70.2	95.4	100.6
Provision for income taxes	28.0	27.9	31.3	31.4

Net income	$47.4	$42.3	$64.1	$69.2

Balance Sheet Data (at period end):
Cash and cash equivalents(1)				$35.2
Working capital, net				1,649.5
Property, plant and equipment, net				395.2
Total assets				2,927.7
Total debt(2)				1,550.0
Total stockholders’ equity				500.0

Other Pro Forma Financial Data:
EBITDA(3)				$283.7
Adjusted EBITDA(3)				321.7
Ratio of Total Debt to Adjusted EBITDA(2)(3)				4.8	x
Ratio of Adjusted EBITDA to Cash Interest Expense(3)(4)				2.2	x

(1)	Includes $5.0 million in restricted cash that will be used to fund payments arising from the Transactions.
(2)	Consists of approximately $975 million in borrowings under the New Credit Facility and $575 million of the notes offered hereby. Borrowings under the New Credit Facility on the closing date will vary depending on the amount of existing indebtedness outstanding at such time. As of September 14, 2007, our total debt outstanding was $740.0 million, which represents a reduction of $136.1 million of the total outstanding under our Existing Credit Facility and Existing Securitization Facility since June 30, 2007, which would result in pro forma borrowings of $838.9 million under our New Credit Facility as of September 14, 2007. The above table assumes that 100% of the aggregate principal amount of the 2011 Senior Notes are fully tendered and that 100% of the aggregate principal amount of the 2024 Convertible Notes are converted.
(3)	EBITDA, for the period presented below, represents net income before interest and other expense on debt, provision for income taxes, depreciation and amortization. We believe that EBITDA provides additional information for measuring our performance. EBITDA does not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and EBITDA is not necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. Our definition of EBITDA may differ from that of other companies. Set forth below is the reconciliation of net income to EBITDA, as further adjusted to Adjusted EBITDA.

Adjusted EBITDA is defined as EBITDA plus other adjustments summarized in the table below. Neither EBITDA nor Adjusted EBITDA is a measure of cash flow under GAAP and should not be considered as a substitute for any GAAP measure. We have included information concerning Adjusted EBITDA because it reflects the adjustments included in the covenants under our indenture governing our notes offered hereby. Certain of the items added to net income to create Adjusted EBITDA involve outlays of cash. As a result, actual cash available to service our debts will be different from Adjusted EBITDA. Therefore, Adjusted EBITDA should not be viewed as a reliable predictor of our ability to generate cash to service our debts. Our definition of Adjusted EBITDA may differ from that of other companies. Set forth below is the reconciliation of net income to EBITDA, as further adjusted to Adjusted EBITDA:

Pro Forma
Twelve Months Ended
June 30, 2007
(in millions)
Net income	$69.2
Interest and other expense on debt	153.7
Provision for income taxes	31.4
Depreciation and amortization	29.4

EBITDA	$283.7
Gain on sale of assets	(2.2)
Restructuring and plant closure costs	7.2
Integration expenses(a)	9.4
Systems implementation(b)	10.8
Consolidated facilities(c)	5.3
Other adjustments(d)	7.5

Adjusted EBITDA	$321.7

(a)	Represents moving costs and equipment value impairment charges in connection with facility integrations. Also includes management severance costs not specifically associated with plant closures.
(b)	In 2004, we commenced an upgrade of our systems capability through consolidating our multiple information technology operating platforms onto one integrated SAP platform. We anticipate that the SAP implementation and related costs will be completed by the end of 2008.
(c)	Represents historical facility costs associated with eight facilities prior to their closure, which occurred during the twelve months ended June 30, 2007.
(d)	Represents workers’ compensation expense of $5.3 million attributable to changes in claims experience and a commercial contract dispute settlement cost of $2.2 million.

(4)	Cash interest expense is pro forma interest and other expense on debt, less amortization of deferred debt issuance costs.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table presents summary historical financial data of Ryerson. Our summary historical consolidated statements of operations data for the years ended December 31, 2004, 2005 and 2006 and the summary historical balance sheet data as of December 31, 2004, 2005 and 2006 have been derived from our audited consolidated financial statements included elsewhere in this offering memorandum. Our summary historical consolidated statements of operations data for the six months ended June 30, 2006 and 2007 and the summary historical consolidated balance sheet data as of June 30, 2007 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this offering memorandum. The unaudited condensed consolidated financial statements of Ryerson as of June 30, 2006 and 2007 and for the six months ended June 30, 2006 and 2007 include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results of operations, financial position and cash flows. The results for the six months ended June 30, 2007 are not necessarily indicative of the results that may be expected for the entire year.

You should read the summary financial and other data set forth below along with the sections in this offering memorandum entitled “Use of Proceeds,” “—Summary Pro Forma Condensed Consolidated Financial and Other Data,” “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this offering memorandum.

	Year Ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007
	(in millions)
Statements of Operations Data:
Net sales	$3,302.0	$5,780.5	$5,908.9	$2,956.4	$3,281.0
Cost of materials sold	2,810.8	4,893.5	5,050.9	2,500.9	2,786.8

Gross profit(1)	491.2	887.0	858.0	455.5	494.2
Warehousing, selling, general and administrative	393.5	677.7	691.2	355.9	353.7
Restructuring and plant closure costs	3.6	4.0	4.5	0.7	3.4
Pension curtailment gain	—	(21.0)	—	—	—
Gain on sale of assets	(5.6)	(6.6)	(21.6)	(21.6)	(2.2)

Operating profit	99.7	232.9	183.9	120.5	139.3
Other income and expense, net	0.3	3.7	1.0	0.1	(0.8)
Interest and other expense on debt(2)	(24.0)	(76.0)	(70.7)	(30.8)	(39.7)

Income before income taxes	76.0	160.6	114.2	89.8	98.8
Provision for income taxes(3)	27.0	62.5	42.4	35.2	32.6

Income from continuing operations	49.0	98.1	71.8	54.6	66.2
Discontinued operations, net of income taxes	7.0	—	—	—	—

Net income	$56.0	$98.1	$71.8	$54.6	$66.2

Balance Sheet Data (at period end):
Cash and cash equivalents	$18.4	$27.4	$55.1	$25.5	$35.2
Inventory—current value(4)	941.6	1,107.0	1,632.6	1,295.9	1,351.8
Working capital, net	778.9	778.4	1,420.1	1,191.3	1,015.2
Property, plant and equipment, net	239.3	398.4	401.1	391.8	406.3
Total assets	1,540.8	2,151.0	2,537.3	2,399.5	2,325.9
Long-term debt, including current maturities	526.2	877.2	1,206.5	941.4	876.1
Stockholders’ equity	439.6	547.8	648.7	620.0	742.8

	Year Ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007
Other Operating Data:
Tons shipped (000)	2,821	3,499	3,292	1,736	1,633
Average number of employees	3,434	5,819	5,701	5,718	5,506
Tons shipped per employee	822	601	577	304	297

Average selling price per ton	$1,170	$1,652	$1,795	$1,703	$2,009
Gross profit per ton	174	254	261	262	303
Operating profit per ton	35	67	56	69	85

	(in millions)
Other Financial Data:
Cash flows provided by (used in) continuing operations	$(170.0)	$321.5	$(261.0)	$(127.7)	$319.9
Cash flows provided by (used in) investing activities	(57.1)	(418.1)	(16.7)	41.7	(16.2)
Cash flows provided by (used in) financing activities	231.8	105.6	305.4	84.1	(323.6)
Capital expenditures	32.6	32.6	35.7	15.8	28.7
Depreciation and amortization	21.1	39.2	40.0	19.7	19.7
EBITDA(5)	121.1	275.8	224.9	140.3	158.2

(1)	The year ended December 31, 2005 includes a $9.6 million, or $5.8 million after-tax, charge from a change in method of applying last-in first-out (“LIFO”) and a LIFO liquidation gain of $13.1 million, or $7.9 million after-tax. The six months ended June 30, 2007 includes a LIFO liquidation gain of $49.9 million, or $30.3 million after-tax.
(2)	The six months ended June 30, 2007 includes a $2.9 million write off of unamortized debt issuance costs associated with the 2024 Convertible Notes that was classified as short term debt and the $2.7 million write off of debt issuance cost associated with our prior credit facility upon entering into an amended revolving credit facility during the first quarter of 2007.
(3)	The six months ended June 30, 2007 includes a $4.6 million income tax benefit as a result of a favorable settlement from an IRS examination.
(4)	Inventory at current value is defined as the sum of inventory at stated LIFO value plus LIFO reserve. This is not a recognized financial measure under GAAP in the United States and, therefore, should not be considered in isolation or as an alternative to other financial statement data presented in the consolidated financial statements. Inventory at current value as presented in this report may not be comparable to similarly titled measures used by other companies. Management considers inventory at current value to be a critical measure and tool in managing its investment in inventory. We account for our inventory primarily using the LIFO method. Although the LIFO method has the benefit of more accurately matching sales with current cost of material, management believes that inventory at current value is the more relevant measure of inventory management. The following is a reconciliation of inventories at stated LIFO value to inventory current value.

	At December 31,			At June 30,
	2004	2005	2006	2006	2007
	(in millions)
Inventories at stated LIFO value	$606.9	$834.3	$1,128.6	$944.6	$790.8
Excess of replacement cost over stated LIFO value	334.7	272.7	504.0	351.3	561.0

Inventory—current value	$941.6	$1,107.0	$1,632.6	$1,295.9	$1,351.8

(5)	EBITDA for the periods presented below represents net income before discontinued operations (net of income taxes), interest and other expense on debt, provision for income taxes, depreciation and amortization. We believe that EBITDA provides additional information for determining our performance. EBITDA does not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with GAAP, and EBITDA is not necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. Our definition of EBITDA may differ from that of other companies. See below for a reconciliation of net income to EBITDA.

	Year Ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007
	(in millions)
Net income	$56.0	$98.1	$71.8	$54.6	$66.2
Discontinued operations, net of income taxes	(7.0)	—	—	—	—
Interest and other expense on debt	24.0	76.0	70.7	30.8	39.7
Provision for income taxes	27.0	62.5	42.4	35.2	32.6
Depreciation and amortization	21.1	39.2	40.0	19.7	19.7

EBITDA	$121.1	$275.8	$224.9	$140.3	$158.2

Outlook

Based on our operating performance through August 2007 and our current outlook for September 2007, and pro forma for the transactions, we estimate that for the three month period ending September 30, 2007 we will have net sales of greater than $1.4 billion and Adjusted EBITDA of greater than $45 million, compared to net sales of $1.5 billion and Adjusted EBITDA of $76.6 million, respectively, for the three month period ended September 30, 2006.

The forecasted decline in operating results for the three month period ended September 30, 2007 compared to the three month period ended September 30, 2006 is driven primarily by lower tonnage volume in the current period. Tons sold for the third quarter of 2007 are estimated at between 725,000 and 745,000 tons compared to 822,000 tons during the third quarter of 2006. The impact of this volume decline on our Adjusted EBITDA for the third quarter of 2007 was primarily driven by lower volumes in our stainless steel products, which we believe was in part caused by rapid declines in the nickel surcharge, a reduction in volume of our aluminum products, largely due to reduced Class 8 truck demand compared to the prior year’s quarter and a reduction in the number of locations serviced for a carbon flat roll customer due to facility consolidation.

A major component of stainless steel pricing is the surcharge associated with nickel. The decline in price of nickel on the London Metal Exchange (LME) late in the second quarter and during the first two months of the third quarter of 2007 has resulted in corresponding declines in the nickel surcharges that were set for the months of August, September and October. Nickel surcharges included in the price of stainless steel in effect in any month are generally based on the second preceding month’s average cash closing price of nickel on the LME. For example, the surcharge included in the price of stainless steel in November is based on the average cash closing price of nickel in September. The surcharge is generally announced one month in advance of effectiveness by the stainless steel producing mills. We believe that a number of our customers, in anticipation of the decline in stainless steel prices, have delayed purchases of stainless steel and instead have chosen to deplete their inventory to meet demand for their ongoing production requirements. Additionally, due to the highly competitive market for stainless steel in the third quarter, we believe that market pricing and margins for stainless steel were negatively impacted. Month to date as of September 20, 2007, the average price of nickel is 2.5% above the average price for August, indicating, in our view, that the nickel surcharge to be announced for November is likely to increase over October levels.

Consistent with our stated goal of improved inventory management and in response to the decline in sales volume, we have reduced our purchases of materials and inventory levels. As of August 31, 2007, we had inventory on a current value basis of $1,223 million (the sum of stated LIFO value plus LIFO reserve) and totaling 721 thousand tons of material. This represents a reduction of $410 million, on a current value basis, and 325 thousand tons since December 31, 2006 and $129 million, on a current value basis, and 43 thousand tons since June 30, 2007. As of September 14, 2007 our total debt outstanding was $740 million, representing a reduction of $467 million since December 31, 2006 and $136 million since June 30, 2007. We expect additional reduction in inventory and debt during the remainder of 2007.

Recent Asset Appraisals

Our real property, certain other tangible personal property (excluding inventory and receivables), trademarks and joint venture investments were collectively appraised, as of June 30, 2007, at a preliminary aggregate value in a range between $696 million and $726 million. Our joint venture investments, which consist of Tata Ryerson Limited (India), Collado Ryerson, S.A. de C.V. (Mexico) and VSC-Ryerson China Limited, were appraised to have an aggregate value of approximately $90 million. Our real property consisted of properties, as of June 30, 2007, with an appraised market value of approximately $327 million. Since June 30, 2007, we have sold four properties for net proceeds of $8 million and have entered into commitments to sell three additional properties for aggregate proceeds of approximately $16 million.